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Pricing Supplement dated July 22, 1997                            Rule 424(b)(3)
(To Prospectus dated December 6, 1996 and                     File No. 333-14401
Prospectus Supplement dated December 6, 1996)

                      COLONIAL REALTY LIMITED PARTNERSHIP
                         MEDIUM-TERM NOTES-FIXED RATE

                             CUSIP NO. 195896 AC 9

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AGGREGATE PRINCIPAL AMOUNT: $75,000,000            INTEREST RATE: 6.96%

AGENTS DISCOUNT OR COMMISSION: .60%                STATED MATURITY DATE: 7/26/04

NET PROCEEDS TO ISSUER: $74,550,000                 ORIGINAL ISSUE DATE: 7/25/97

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Interest Payment Dates: June 15 and December 15, commencing on December 15, 1997

Redemption:

[x]  The Notes cannot be redeemed prior to the Stated Maturity Date.
[ ]  The Notes may be redeemed prior to the Stated Maturity Date.
     Initial Redemption Date:
     Initial Redemption Percentage:
     Annual Redemption Percentage Reduction:   % until Redemption Percentage is
                                            ---
          100% of the principal amount

Optional Repayment:
[x]  The Notes cannot be repaid prior to the Stated Maturity Date
[ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
     Optional Repayment Dates:
     Repayment Price:    %
                      ---

Currency:
     Specified Currency: U.S. Dollars
        (If other than U.S. dollars, see attached)
     Minimum Denominations: $1,000
        (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount: [ ] Yes    [x] No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period:

Form:  [x] Book-Entry   [ ] Certificated

Principal Amount offered to or through each agent,

$18,750,000 Merrill Lynch & Co., acting as [x] agent [ ] principal
$18,750,000 Lehman Brothers Inc., acting as [ ] agent [x] principal
$18,750,000 NationsBanc Capital Markets, Inc., acting as [x] agent [ ] principal $18,750,000 UBS Securities LLC, acting as [x] agent [ ] principal

If as principal:

     [ ] The Notes are being offered at varying prices related to prevailing market prices at the time of resale

     [x] The Notes are being offered at a fixed initial public offering price of 99.80% of principal amount.

If as Agent:
     The Notes are being offered at a fixed initial public offering price of 100% of Principal Amount.

Other Provisions:
     The Issuer has appointed NationsBanc Capital Markets, Inc. as an additional Agent in connection with the offering of the Notes.